Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

1720 North First St. San Jose, CA 95112	September 27, 2017

Contact: Shannon Dean (408) 367-8243	For Immediate Release

CALIFORNIA WATER SERVICE GROUP ANNOUNCES ELECTION OF CAROL M. POTTENGER TO BOARD OF DIRECTORS

SAN JOSE, Calif.—California Water Service Group (NYSE: CWT) today announced the election of Carol M. Pottenger, 62, to the Company’s Board of Directors, effective September 27, 2017.

The first female three-star Admiral in American history to lead in a combat branch, Pottenger served for 36 years in the U.S. Navy.  One of the first women to serve at sea, she eventually commanded two ships, a logistic force of 30 ships, a Japan-based strike-group of eight ships, and the Navy’s Expeditionary Force of 40,000 sailors.  Her final assignment was with NATO, as the senior U.S. Flag Officer responsible for military transformation and sensitive military topics such as counterterrorism and cyber security.

In her current capacity as principal and owner of CMP Global LLC, Pottenger provides consulting services in business development, process improvement, corporate governance, strategic planning, and cyber and information systems.

“Carol has been a pioneer throughout her career, and she brings a wealth of expertise to the team.  Her experience is unique, running the gamut from operations to technology to risk management, and she will be a great asset to our Board,” said Chairman Peter C. Nelson.

Pottenger is a graduate of Purdue University in Lafayette, Indiana.  In 2007, she was awarded an honorary doctorate from Purdue.  She serves on various private, defense, and non-profit boards, including the U.S. Navy Memorial Foundation in Washington, D.C. and as an external board member for PricewaterhouseCoopers LLP Board of Partners and Principals.

“We are fortunate to add someone of Carol’s caliber to our Board of Directors.  Asset risk management, emergency response planning, and cyber security are invaluable skills that are rapidly becoming more critical to utility operations.  Carol’s experience and background will help us deal with these issues.  She is an extraordinary individual whose career has been truly impressive. I look forward to having her on our team,” said President and Chief Executive Officer Martin A. Kropelnicki.

California Water Service Group is the parent company of California Water Service, Washington Water Service, New Mexico Water Service, Hawaii Water Service, CWS Utility Services, and HWS Utility Services, LLC. Together, these companies provide regulated and non-regulated water service to approximately 2 million people in more than 100 California, Washington, New Mexico, and Hawaii communities. Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”).  The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act.  Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions.  Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements.  The forward-looking statements are not guarantees of future performance.  They are subject to uncertainty and changes in circumstances.  Actual results may vary materially from what is contained in a forward-looking statement.  Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; changes in regulatory commissions’

policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; changes in accounting valuations and estimates; changes in accounting treatment for regulated companies, including adoption of International Financial Reporting Standards, if required; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; litigation that may result in damages or costs not recoverable from third parties; acquisitions and our ability to successfully integrate acquired companies;  the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather and climate on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; our ability to attract and retain qualified employees; labor relations matters as we negotiate with the unions; federal health care law changes that could result in increases to Company health care costs and additional income tax expenses in future years; changes in federal and state income tax regulations and treatment of such by regulatory commissions; implementation of new information technology systems; changes in operations that result in an impairment to acquisition goodwill; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; general economic conditions, including changes in customer growth patterns and our ability to collect billed revenue from customers; and, other risks and unforeseen events.  When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC).  The Company assumes no obligation to provide public updates of forward-looking statements.

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